Exhibit 99.1

Investor Contact:

Charlotte McLaughlin

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces Fiscal 2019 Full-Year and Fourth-Quarter Results

Atlanta, GA – March 17, 2020 – HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported Net sales of $6.1 billion for the full-year of fiscal 2019 ended February 2, 2020, an increase of $99 million, or 1.6 percent, as compared to the full-year of fiscal 2018. Fiscal 2019 consisted of 52 weeks, as compared to 53 weeks in fiscal 2018. Organic sales growth, on a 52-week basis for the full-year of fiscal 2019 was 3.0 percent, as compared to the full-year of fiscal 2018.

"Despite ending 2019 with a solid performance, we enter 2020 with the COVID-19 virus top of mind," stated Joe DeAngelo, Chairman and CEO of HD Supply. "We are committed to helping our customers succeed in these challenging times by doing everything we can to keep our HD Supply family healthy and focused."

Gross profit increased $28 million, or 1.2 percent, to $2,403 million in fiscal 2019, as compared to $2,375 million in fiscal 2018. Gross profit was 39.1 percent of Net sales in fiscal 2019, a decrease of approximately 20 basis points from 39.3 percent in fiscal 2018.

Operating income decreased $1 million, or 0.1 percent, to $723 million in fiscal 2019, as compared to $724 million in fiscal 2018. Operating income was 11.8 percent of Net sales in fiscal 2019, a decrease of approximately 20 basis points from 12.0 percent in fiscal 2018.

Net income increased $58 million, or 14.7 percent, to $452 million in fiscal 2019, as compared to $394 million in fiscal 2018. Net income per diluted share increased $0.54, or 24.9 percent, to $2.71 in fiscal 2019, as compared to $2.17 in fiscal 2018.

Adjusted EBITDA increased $2 million, or 0.2 percent, to $873 million in fiscal 2019, as compared to $871 million in fiscal 2018. Adjusted EBITDA was 14.2 percent of Net sales in fiscal 2019, a decrease of approximately 20 basis points from 14.4 percent in fiscal 2018. On a 52-week basis, Adjusted EBITDA growth was 1.7 percent in fiscal 2019, as compared to fiscal 2018.

Adjusted net income decreased $23 million, or 3.7 percent, to $596 million in fiscal 2019, as compared to $619 million in fiscal 2018. Adjusted net income per diluted share increased $0.17, or 5.0 percent, to $3.57 in fiscal 2019, as compared to $3.40 in fiscal 2018.

Fourth-Quarter 2019 Results

Net sales decreased $61 million, or 4.2 percent, to $1,385 million in the fourth quarter of fiscal 2019, as compared to $1,446 million in the fourth quarter of fiscal 2018. The fourth quarter of fiscal 2019 consisted of 13 weeks, as compared to 14 weeks during the fourth quarter of fiscal 2018. Sales growth, on a 13-week basis, in the fourth quarter of fiscal 2019 was 3.2 percent, as compared to the fourth quarter of fiscal 2018.

Gross profit decreased $27 million, or 4.7 percent, to $545 million for the fourth quarter of fiscal 2019, as compared to $572 million for the fourth quarter of fiscal 2018. Gross profit was 39.4 percent of Net sales for the fourth quarter of fiscal 2019, down approximately 20 basis points from 39.6 percent for the fourth quarter of fiscal 2018.

Operating income decreased $12 million, or 8.1 percent, to $137 million for the fourth quarter of fiscal 2019, as compared to $149 million for the fourth quarter of fiscal 2018. Operating income was 9.9 percent of Net sales for the fourth quarter of fiscal 2019, down approximately 40 basis points from 10.3 percent for the fourth quarter of fiscal 2018.

Net income decreased $14 million, or 15.2 percent, to $78 million for the fourth quarter of fiscal 2019, as compared to $92 million for the fourth quarter of fiscal 2018. Net income in the fourth quarter of fiscal 2018 included $2 million of Income from discontinued operations, net of tax.

Net income per diluted share decreased $0.04, or 7.7 percent, to $0.48 in the fourth quarter of fiscal 2019, as compared to $0.52 in the fourth quarter of fiscal 2018.

Adjusted EBITDA decreased $8 million, or 4.3 percent, to $179 million for the fourth quarter of fiscal 2019, as compared to $187 million for the fourth quarter of fiscal 2018. Adjusted EBITDA was 12.9 percent of Net sales for the fourth quarter of fiscal 2019, flat as compared to the fourth quarter of fiscal 2018. On a 13-week basis, Adjusted EBITDA growth was 2.9 percent in the fourth quarter of fiscal 2019, as compared to the fourth quarter of fiscal 2018.

Adjusted net income decreased $19 million, or 15.4 percent, to $104 million for the fourth quarter of fiscal 2019, as compared to $123 million for the fourth quarter of fiscal 2018. Adjusted net income per diluted share decreased -$0.06, or 8.6 percent, to $0.64 in the fourth quarter of fiscal 2019, as compared to $0.70 in the fourth quarter of fiscal 2018.

As of February 2, 2020, HD Supply’s combined liquidity of $628 million was comprised of $34 million in cash and cash equivalents and $594 million of additional available borrowings (excluding $4 million of borrowings on available cash balances) under HD Supply, Inc.'s senior asset-based lending facility, based on qualifying inventory and receivables.

Business Unit Performance

Facilities Maintenance

Full-Year Results

Net sales increased $41 million, or 1.3 percent, to $3,130 million in the full-year fiscal 2019, as compared to $3,089 million for the full-year fiscal 2018. Sales growth, on a comparable 52-week basis, for fiscal 2019 was 3.1 percent, as compared to fiscal 2018. Adjusted EBITDA was flat at $546 million for the full-year fiscal 2019 as compared to the full-year fiscal 2018. The 53rd week in fiscal 2018 contributed approximately $10 million to Adjusted EBITDA. Adjusted EBITDA was 17.4 percent of Net sales for the full-year fiscal 2019, down approximately 30 basis points from 17.7 percent for the full-year fiscal 2018.

Fourth Quarter Results

Net sales decreased $34 million, or 4.6 percent, to $702 million in the fourth quarter of fiscal 2019, as compared to $736 million for the fourth quarter of fiscal 2018. Sales growth, on a comparable 13-week basis, for fourth quarter of fiscal 2019 was 2.8 percent, as compared to the fourth quarter of fiscal 2018. Adjusted EBITDA decreased $10 million, or 8.1 percent, to $114 million for the fourth quarter of fiscal 2019, as compared to $124 million for the fourth quarter of fiscal 2018. Adjusted EBITDA was 16.2 percent of Net sales for the fourth quarter of fiscal 2019, down approximately 60 basis points from 16.8 percent for the fourth quarter of fiscal 2018.

Construction & Industrial

Full-Year Results

Net sales increased $58 million, or 2.0 percent, to $3,019 million in the full-year fiscal 2019, as compared to $2,961 million for the full-year fiscal 2018. Organic sales growth, on a comparable 52-week basis, for the full-year fiscal 2019 was 2.9 percent, as compared to the full-year fiscal 2018. Adjusted EBITDA increased $2 million, or 0.6 percent, to $327 million for the full-year fiscal 2019, as compared to $325 million for the full-year fiscal 2018. The 53rd week in fiscal 2018 contributed approximately $3 million to Adjusted EBITDA. Adjusted EBITDA was 10.8 percent of Net sales for the full-year fiscal 2019, down approximately 20 basis points from 11.0 percent for the full-year fiscal 2018.

Fourth Quarter Results

Net sales decreased $26 million, or 3.7 percent, to $685 million in the fourth quarter of fiscal 2019, as compared to $711 million for the fourth quarter of fiscal 2018. Sales growth, on a comparable 13-week basis, in the fourth quarter of fiscal 2019 was 3.8 percent, as compared to the fourth quarter of fiscal 2018. Adjusted EBITDA increased $2 million, or 3.2 percent, to $65 million for the fourth quarter of fiscal 2019, as compared to $63 million for the fourth quarter of fiscal 2018. Adjusted EBITDA was 9.5 percent of Net sales for the fourth quarter of fiscal 2019, up approximately 60 basis points from 8.9 percent for the fourth quarter of fiscal 2018.

Fourth-Quarter Monthly Sales Performance

Net sales for November, December and January of fiscal 2019 were $436 million, $403 million and $546 million, respectively. There were 18 selling days in November, 19 selling days in December and 24 selling days in January of fiscal 2019, compared to 18 selling days in November, 20 selling days in December and 28 selling days in January of fiscal 2018. Average year-over-year daily sales changes for November, December and January were an increase of 2.5 percent, a decrease of 6.8 percent and an increase of 12.7 percent, respectively.

Preliminary February Sales Results

Preliminary Net sales in February 2020 were approximately $460 million, which represents year-over-year average daily sales growth of approximately 8.8 percent. Preliminary February year-over-year average daily sales by business segment was a 4.1 percent increase in Facilities Maintenance and a 14.2 percent increase in Construction & Industrial. There were 20 selling days in both February 2020 and February 2019.

Share Repurchase Program

During the fourth quarter of fiscal 2019, the Company completed the $500 million of share repurchases authorized by the Board of Directors in November 2018, purchasing approximately 13.0 million shares at an average price of $38.61 per share.

On March 12, 2020, the Company’s Board of Directors authorized a new share repurchase program for the repurchase of up to an aggregate $500 million of its common stock. The Company will conduct repurchases under the share repurchase program in the open market and through broker-negotiated purchases in compliance with Rule 10b5-1 as part of the Company’s ongoing capital allocation program.

2020 Outlook

The company will not be providing a first quarter 2020 or fiscal full year 2020 outlook in light of the ongoing coronavirus disease 2019 (“COVID-19”) outbreak. A further discussion relating to the potential impact of COVID-19 will take place on our fiscal 2019 fourth-quarter conference call.

Fiscal 2019 Fourth-Quarter Conference Call

As previously announced, HD Supply will hold a conference call on Tuesday, March 17th, 2020 at 8:00 a.m. (Eastern Time) to discuss its fourth-quarter and full-year fiscal 2019 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company's Web site at hdsupply.com. The online replay will remain available for a limited time following the call.

Non-GAAP Financial Measures

HD Supply supplements its reporting of Net income with non-GAAP measurements, including Adjusted EBITDA, Adjusted net income, and Adjusted net income per diluted share. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements. Additional information regarding Adjusted EBITDA, Adjusted net income, and Adjusted net income per diluted share referred to in this press release is included below under “Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in the maintenance, repair and operations and specialty construction sectors. Through approximately 270 branches and 44 distribution centers in the U.S. and Canada, the company's approximately 11,500 associates provide localized, customer-tailored products, services and expertise.

Forward-Looking Statements and Preliminary Results

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management's beliefs and assumptions and information currently available to management and are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future results, and that actual results may differ materially from those made in or suggested by the forward-looking information contained in this press release. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek," "comfortable with," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including, without limitation, the impact of the coronavirus disease 2019 outbreak on the maintenance, repair and operations and specialty construction sectors, in general, and the financial position and operating results of our company, in particular, which cannot be predicted and could change rapidly and those "Risk factors" in our annual report on Form 10-K, for the fiscal year ended February 2, 2020, filed on March 17, 2020 and those described from time to time in our, and HD Supply, Inc.'s, other filings with the U.S. Securities and Exchange Commission (the “SEC”), which can be found at the SEC's website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

February 2020 estimates for Net sales are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end adjustments. Any variation between HD Supply’s actual results and the preliminary financial data set forth above may be material.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

Amounts in millions, except share and per share data, Unaudited

	Three Months Ended		Fiscal Year Ended
	February 2, 2020	February 3, 2019	February 2, 2020	February 3, 2019
Net Sales	$1,385	$1,446	$6,146	$6,047
Cost of sales	840	874	3,743	3,672
Gross Profit	545	572	2,403	2,375
Operating expenses:
Selling, general and administrative	373	396	1,566	1,543
Depreciation and amortization	29	27	106	99
Restructuring and separation	6	—	8	9
Total operating expenses	408	423	1,680	1,651
Operating Income	137	149	723	724
Interest expense	27	29	110	130
Interest (income)	—	—	—	(1)
Loss on extinguishment & modification of debt	—	—	—	69
Income from Continuing Operations Before Provision for Income Taxes	110	120	613	526
Provision for income taxes	32	30	162	135
Income from Continuing Operations	78	90	451	391
Income from discontinued operations, net of tax	—	2	1	3
Net Income	$78	$92	$452	$394
Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	2
Unrealized loss on cash flow hedge, net of tax of $1, $4, $8, $5	(1)	(11)	(22)	(15)
Total Comprehensive Income	$77	$81	$430	$381

Weighted Average Common Shares Outstanding (thousands)
Basic	161,436	174,831	166,405	181,099
Diluted	162,040	175,593	166,989	181,929

Basic Earnings Per Share(1):
Income from Continuing Operations	$0.48	$0.51	$2.71	$2.16
Income from Discontinued Operations	—	$0.01	$0.01	$0.02
Net Income	$0.48	$0.53	$2.72	$2.18
Diluted Earnings Per Share(1):
Income from Continuing Operations	$0.48	$0.51	$2.70	$2.15
Income from Discontinued Operations	—	$0.01	$0.01	$0.02
Net Income	$0.48	$0.52	$2.71	$2.17

(1)	Due to rounding, amounts may not add to totals

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except per share data, Unaudited

	February 2, 2020	February 3, 2019
ASSETS
Current assets:
Cash and cash equivalents	$34	$38
Receivables, less allowance for doubtful accounts of $19 and $18	754	732
Inventories	771	766
Other current assets	104	50
Total current assets	1,663	1,586
Property and equipment, net	391	370
Operating lease right-of-use assets	480	—
Goodwill	1,991	1,990
Intangible assets, net	175	191
Deferred tax asset	2	78
Other assets	13	18
Total assets	$4,715	$4,233
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$414	$367
Accrued compensation and benefits	71	109
Current installments of long-term debt	11	11
Current lease liabilities	110	—
Other current liabilities	208	259
Total current liabilities	814	746
Long-term debt, excluding current installments	2,035	2,129
Deferred tax liabilities	33	—
Long-term lease liabilities	383	—
Other liabilities	98	77
Total liabilities	3,363	2,952
Stockholders’ equity:
Common stock, par value $0.01; 1 billion shares authorized; 161.4 million and 170.7 million shares issued and outstanding at February 2, 2020, and February 3, 2019, respectively	2	2
Paid-in capital	4,097	4,067
Accumulated deficit	(1,122)	(1,572)
Accumulated other comprehensive loss	(52)	(30)
Treasury stock, at cost, 44.1 and 34.2 million shares at February 2, 2020 and February 3, 2019, respectively	(1,573)	(1,186)
Total stockholders’ equity	1,352	1,281
Total liabilities and stockholders’ equity	$4,715	$4,233

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, Unaudited

	Fiscal Year Ended
	February 2, 2020	February 3, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$452	$394
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	113	106
Provision for uncollectibles	9	12
Non-cash interest expense	6	17
Payment of discounts upon extinguishment of debt	—	(4)
Loss on extinguishment & modification of debt	—	69
Stock-based compensation expense	23	26
Deferred income taxes	119	122
Other	3	—
Changes in assets and liabilities, net of the effects of acquisitions & dispositions:
(Increase) decrease in receivables	(27)	(79)
(Increase) decrease in inventories	(4)	(59)
(Increase) decrease in other current assets	(3)	(1)
(Increase) decrease in other assets	(1)	(2)
Increase (decrease) in accounts payable and accrued liabilities	(12)	(18)
Increase (decrease) in other long-term liabilities	(1)	1
Net cash provided by operating activities	677	584
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(106)	(115)
Payments for businesses acquired, net	(9)	(362)
Proceeds from sales of property and equipment	3	—
Net cash provided by (used in) investing activities	(112)	(477)
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury shares	(385)	(596)
Borrowings of long-term debt	—	930
Repayments of long-term debt	(11)	(1,243)
Repayments of financing liabilities	(88)	—
Borrowings on long-term revolver debt	1,310	523
Repayments on long-term revolver debt	(1,397)	(229)
Proceeds from issuance of common stock under employee benefit plans	9	13
Tax withholdings on stock-based awards	(6)	(7)
Debt issuance and modification costs	—	(19)
Other financing activities	(1)	1
Net cash provided by (used in) financing activities	(569)	(627)
Effect of exchange rates on cash and cash equivalents	—	—
Increase (decrease) in cash and cash equivalents	$(4)	$(520)
Cash and cash equivalents at beginning of period	38	558
Cash and cash equivalents at end of period	$34	$38

HD SUPPLY HOLDINGS, INC.

SEGMENT REPORTING

Amounts in millions, Unaudited

	Facilities Maintenance	Construction & Industrial	Eliminations	Total Continuing Operations
Three Months Ended February 2, 2020
Net sales	$702	$685	$(2)	$1,385
Adjusted EBITDA	114	65	—	179
Depreciation(1) & Software Amortization	14	10	—	24
Other Intangible Amortization	2	4	—	6

Three Months Ended February 3, 2019
Net sales	$736	$711	$(1)	$1,446
Adjusted EBITDA	124	63	—	187
Depreciation(1) & Software Amortization	12	10	—	22
Other Intangible Amortization	2	4	—	6

Fiscal Year Ended February 2, 2020
Net sales	$3,130	$3,019	$(3)	$6,146
Adjusted EBITDA	546	327	—	873
Depreciation[1] & Software Amortization	46	44	—	90
Other Intangible Amortization	8	15	—	23

Fiscal Year Ended February 3, 2019
Net sales	$3,089	$2,961	$(3)	$6,047
Adjusted EBITDA	546	325	—	871
Depreciation[1] & Software Amortization	40	44	—	84
Other Intangible Amortization	8	14	—	22

(1)	Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

Reconciliation of Non-GAAP Measures

Adjusted EBITDA and Adjusted net income are not recognized terms under GAAP and do not purport to be alternatives to Net income as a measure of operating performance. We present Adjusted EBITDA and Adjusted net income because each is a primary measure used by management to evaluate operating performance. In addition, we present Adjusted net income to measure our overall profitability as we believe it is an important measure of our performance. We believe the presentation of Adjusted EBITDA and Adjusted net income enhances investors' overall understanding of the financial performance of our business.

Adjusted EBITDA is based on "Consolidated EBITDA," a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income less Income from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision for income taxes, (iii) depreciation and amortization and further adjusted to exclude loss on extinguishment of debt, non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

Adjusted net income is defined as Net income less Income from discontinued operations, net of tax, further adjusted for loss on extinguishment of debt, certain non-cash, non-recurring or unusual items, net of tax.

We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA and Adjusted net income have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

·	Adjusted EBITDA and Adjusted net income do not reflect changes in, or cash requirements for, our working capital needs;

·	Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

·	Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes; and

·	Adjusted EBITDA and Adjusted net income do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of Net income and Income from Continuing Operations, the most directly comparable financial measures under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Three Months Ended		Fiscal Year Ended
	February 2, 2020	February 3, 2019	February 2, 2020	February 3, 2019
Net income (loss)	$78	$92	$452	$394
Less income from discontinued operations, net of tax	—	2	1	3
Income (loss) from continuing operations	78	90	451	391
Interest expense, net	27	29	110	129
Provision for income taxes	32	30	162	135
Depreciation and amortization (1)	30	28	113	106
Loss on extinguishment & modification of debt (2)	—	—	—	69
Restructuring and separation charges (3)	6	—	8	9
Stock-based compensation	5	7	23	26
Acquisition and integration costs (4)	—	1	5	6
Other	1	2	1	—
Adjusted EBITDA	$179	$187	$873	$871

(1)	Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(2)	Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs, original issue discount, and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(3)	Represents the costs incurred for separation activities and strategic alignment of workforce.

(4)	Represents the costs incurred in the acquisition and integration of business acquisitions, including A.H. Harris.

Adjusted Net Income

The following table presents a reconciliation of Net income and Income from Continuing Operations, the most directly comparable financial measures under U.S. GAAP, to Adjusted net income for the periods presented (amounts in millions):

	Three Months Ended		Fiscal Year Ended
	February 2, 2020	February 3, 2019	February 2, 2020	February 3, 2019
Net income (loss)	$78	$92	$452	$394
Less income from discontinued operations, net of tax	—	2	1	3
Income (loss) from continuing operations	78	90	451	391
Plus: Provision for income taxes	32	30	162	135
Less: Cash income taxes	(18)	(4)	(53)	(13)
Plus: Amortization of acquisition-related intangible assets (other than software)	6	6	23	22
Plus: Loss on extinguishment & modification of debt (1)	—	—	—	69
Plus: Restructuring and separation charges (2)	6	—	8	9
Plus: Acquisition and integration costs (3)	—	1	5	6
Adjusted Net Income	$104	$123	$596	$619

Diluted weighted average common shares outstanding	162,040	175,593	166,989	181,929
Adjusted net income per share – diluted	$0.64	$0.70	$3.57	$3.40

(1)	Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs, original issue discount, and other assets or liabilities associated with such debt. Also includes the costs of debt modification.
(2)	Represents the costs incurred for separation activities and strategic alignment of workforce.
(3)	Represents the costs incurred in the acquisition and integration of business acquisitions, including A.H. Harris.